UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	December 31, 2013

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	212 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 31, 2013, AmTrust Financial Services, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) to its Credit Agreement, dated August 10, 2012, with JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association and SunTrust Bank, as Co-Syndication Agents, Associated Bank, National Association and Lloyds Securities Inc., as Co-Documentation Agents, and the various lending institutions thereto. The Amendment expands the restrictive covenant related to repurchase by the Company of shares of its outstanding common stock to allow for repurchase of up to an aggregate repurchase price of $150 million during the facility term.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

The Company’s Board of Directors approved the repurchase of up to $150 million of the Company’s outstanding common stock. This authorization encompasses the Company’s existing stock repurchase authorization approved by the Company’s Board of Directors in November 2007. The number, price, structure and timing of the repurchases, if any, will be at the Company’s sole discretion and repurchases will be evaluated by the Company depending on market conditions, liquidity needs and other factors. Further, the purchases will be subject to applicable securities laws and regulations, including Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The Board of Directors may suspend, modify or terminate the repurchase program at any time without prior notice. Under this repurchase program, the Company is not obligated to repurchase any particular number of shares.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Amendment No. 2, dated December 31, 2013, to the Credit Agreement, dated August 10, 2012, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the various lending institutions party thereto.

99.1	Press release dated January 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	January 2, 2014

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary